Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-23517 and No. 333-154252) on Form S-8 of The Female Health Company of our report dated December 18, 2008, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of The Female Health Company for the year ended September 30, 2008.

/s/ McGladrey & Pullen LLP

Chicago, Illinois
December 18, 2008